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                              Sheila Corvino, Esq.
                              811 Dorset West Road
                              Dorset, Vermont 05251
                              Phone: (802) 867-0112
                               Fax: (802) 867-2468
                          E-mail: SGClegalcraft@cs.com

                                          November 2, 2000

eWeb21 Corp.
21st Floor, Technomart 546-4
Kui-dong, Kwangjin-gu,
Seoul, Korea #143-721

                       Re: Form S-8 Registration Statement

Ladies and Gentlemen:

     I have acted as counsel for eWeb21 Corp. (the "Company") in connection with the preparation of the Registration Statement on Form S-8, relating to the sale by the Company from time to time of up to 2,000,000 shares of common stock, par value $.001 per share (the "Shares"), issuable upon the exercise of awards granted or to be granted pursuant to the Company's 2000 Equity Incentive Plan (the "2000 Stock Option Plan").

     I have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinion set forth below.

     In rendering my opinion set forth below, I have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver, and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding, and enforceable obligations of such parties. As to questions of fact material to my opinion, I have relied upon certificates of officers of the Company and of public officials.

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     Based on the foregoing, I am of the opinion that such Shares have been duly authorized and, upon issuance, delivery, and payment therefore in accordance with the terms of the 2000 Equity Incentive Plan, will be validly issued, fully paid, and nonassessable.

     I am admitted to the Bar of the State of New York. I express no opinion as to the laws of any jurisdiction other than the laws of the State of New York.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,

                                            /s/Sheila G. Corvino
                                            -----------------------
                                            Sheila G. Corvino